Exhibit 23.3



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 28, 2000 on Iron Mountain Europe Limited's (f/k/a Britannia Data Management Limited) consolidated financial statements, as well as our report dated February 28, 2000 on the supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's, a Pennsylvania corporation, Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000 and to all references to our Firm included in this registration statement.



                                             /s/ RSM ROBSON RHODES


Birmingham, England
January 17, 2001